Exhibit 99.1

Contact:

Michael Polyviou/Peter Schmidt

Financial Dynamics

212-850-5600

iPCS, INC. ANOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Timothy Biltz Named Chairman

SCHAUMBURG, Ill. — November 6, 2006 - iPCS, Inc. (Nasdaq: IPCS), a Sprint PCS Affiliate of Sprint Nextel, today announced changes to its Board of Directors.  Timothy G. Biltz, currently a Director at iPCS, has been named as the Company’s Chairman, effective immediately.  He is replacing Robert A. Katz, who is resigning from the Board to focus his efforts as Chief Executive Officer at Vail Resorts, Inc., a position he began in  February 2006.

“Tim has demonstrated tremendous leadership and I have enjoyed working with him and the rest of the Board in helping to guide iPCS forward,” commented Robert Katz. “The Company is well positioned for growth, and I believe that Tim, as Chairman, will successfully ensure iPCS’s continued strategic and financial progress.”

Tim Biltz, who has been a Director since the consummation of the Company’s merger with Horizon PCS on July 1, 2005, served as a director of Horizon PCS from the consummation of its reorganization in October 2004 until the merger. Mr. Biltz was the Chief Operating Officer of SpectraSite Holdings, Inc. (predecessor to SpectraSite, Inc.) from August 1999 to August 2005, and also served as a director of SpectraSite from June 2004 to August 2005.

“I would like to thank Rob for his time, effort and effective Board leadership since joining the iPCS Board,” remarked Tim Yager, President & CEO of iPCS.  “His contribution has been enormous and we wish him the best going forward.  I am confident of a smooth transition as I have worked with Tim since iPCS’s merger with Horizon, and his chairmanship is an appropriate recognition of his past involvement and key participation as well as his future vision regarding the successful development of our Company.”

Replacing Mr. Katz on the iPCS Board will be Mr. Eric L. Zinterhofer.  Mr. Zinterhofer is a partner at Apollo Management, L.P. and has been with Apollo since 1998. From 1994 to 1996, Mr. Zinterhofer was a member of the Corporate Finance Department at Morgan Stanley Dean Witter & Co. From 1993 to 1994, Mr. Zinterhofer was a member of the Structured Equity Group at J.P. Morgan Investment Management.  Mr. Zinterhofer

is a member of the board of directors of Affinion Group, Inc., Central European Media Enterprises Ltd. and Unity Media GmbH.  Mr. Zinterhofer graduated Cum Laude from the University of Pennsylvania, with BA degrees in Honors Economics and European History and received his MBA from the Harvard Business School.

In addition, at the Company’s Annual Meeting of Stockholders held on September 28, 2006, the shareholders elected a new director, Richard S. Parisi, to replace Timothy C. Babich, who did not stand for re-election.  Mr. Parisi joined Silver Point Capital L.P. in June 2005 in the firm’s Chicago office.  Prior to joining Silver Point, Mr. Parisi was a Vice President of Madison Dearborn Partners in Chicago from 1998 to 2003, most recently focusing on investments in the communications industry.  Prior to joining Madison Dearborn, Mr. Parisi worked in the leveraged finance group of Merrill Lynch & Co. from 1996 to 1998.  Mr. Parisi graduated magna cum laude from Duke University, with BA degrees in Chemistry and Economics and received his MBA from the Stanford Graduate School of Business.

About iPCS, Inc.

iPCS is the Sprint PCS Affiliate of Sprint Nextel with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 80 markets including markets in Illinois, Michigan, Pennsylvania, Indiana, Iowa, Ohio and Tennessee. The territory includes key markets such as Grand Rapids (MI), Fort Wayne (IN), Tri-Cities (TN), Scranton (PA), Saginaw-Bay City (MI) and Quad Cities (IA/IL). As of September 30, 2006, iPCS’s licensed territory had a total population of approximately 15.0 million residents, of which its wireless network covered approximately 11.4 million residents, and iPCS had approximately 534,300 subscribers. iPCS is headquartered in Schaumburg, Illinois. For more information, please visit the Company’s website at www.ipcswirelessinc.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this press release regarding iPCS’s business which are not historical facts are “forward-looking statements.” Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. A variety of factors could cause actual results to differ materially from those anticipated in iPCS’s forward-looking statements, including the following factors: (1) iPCS’s dependence on its affiliation with Sprint; (2) the final outcome of iPCS’s litigation against Sprint and Nextel concerning the Sprint/Nextel merger and the scope of iPCS’s exclusivity; (3) changes in Sprint’s affiliation strategy as a result of the Sprint/Nextel merger and Sprint’s recent acquisitions of other Sprint PCS Affiliates of Sprint Nextel; (4) changes in Sprint’s ability to devote as much of its personnel and resources to the remaining Sprint PCS Affiliates of Sprint Nextel; (5) changes in customer default rates; (6) shifts in populations or network focus; (7) changes or advances in technology; (8) changes in Sprint’s national service plans, products and services or its fee structure with iPCS; (9) potential declines in roaming and wholesale revenue; (10) iPCS’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; (11) difficulties in network construction, expansion and upgrades; (12) increased competition in iPCS’s markets; (13) adverse changes in financial position, condition or results of operations; and (14) the inability to open the number of new stores and to expand the co-dealer network as planned. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from iPCS’s forward-looking statements, please refer to iPCS’s filings with the SEC, especially in the “risk factors” sections of the Annual Report on Form 10-K filed on December 23, 2005 and in any subsequent filings with the SEC. Investors and analysts should not place undue reliance on forward-looking statements. The forward-looking statements in this document speak only as of the date of the document and iPCS assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.